UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 12, 2012

Handleman Company
(Exact Name of Registrant as Specified in Its Charter)

Michigan
(State or Other Jurisdiction of Incorporation)

1-7923	38-1242806
(Commission File Number)	(IRS Employer Identification No.)

500 Kirts Boulevard, Troy, Michigan	48084-5225
(Address of Principal Executive Offices)	(Zip Code)

(248) 362-4400
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Section 8. Other Events
Item 8.01 Other Events

On December 12, 2012, the Board of Directors of Handleman Company (the “Registrant”) authorized the payment of final expenses of the Registrant and the distribution of the Registrant’s remaining assets.

The Registrant previously took action to notify holders of known claims of its dissolution and to publish notice of its dissolution for the benefit of holders of unknown claims pursuant to the provisions of Michigan Compiled Laws Sections 450.1841a and 450.1842a, respectively, so that additional claims against the Registrant shall be barred.

After paying or making provision for all liabilities of the Registrant determined to be valid, the Registrant’s remaining assets totaled $7,541,983, or approximately $0.37 per share for each of the Registrant’s 20,500,181 outstanding shares. Payments to shareholders of record are expected to be made by Franklin Advisors, LLC, the Registrant’s paying agent, prior to year end. Approximately $1.8 million has been paid to a liquidation trust for the settlement of a remaining tax claim. If funds remain after the final settlement of that claim and of disputes related to that claim, they will be distributed to shareholders on a pro rata basis.

With these final payments, the dissolution, liquidation and winding up of the Registrant are complete. The Registrant will no longer have operations, employees or offices, and will no longer file reports with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANDLEMAN COMPANY

Date: December 13, 2012	By:	/s/Rozanne Kokko
	Name:	Rozanne Kokko
	Title:	Sr. Vice President and Chief Financial Officer